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                                             INGERSOLL-RAND COMPANY                           EXHIBIT 12
                               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                          (Dollar Amounts in Millions)

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                                                                                         For the
                                                         For the Year Ended         Three Months Ended
                                                         December 31, 1994            March 31, 1995
                                                       Historical  Pro forma*     Historical  Pro forma*
     Fixed charges:
       Interest expense...........................         $ 46.9      $142.6          $ 9.8      $ 33.3
       Amortization of debt discount and expense..            0.4         0.4            0.1         0.1
       Rentals (one-third of rentals).............           18.8        21.4            5.2         5.8
       Capitalized interest.......................            3.2         3.2            0.6         0.6
     Total fixed charges..........................         $ 69.3      $167.6          $15.7      $ 39.8

     Earnings from continuing operations..........         $211.1      $198.8          $46.3      $ 49.0
     Add:   Minority income (loss) of majority-
              owned subsidiaries..................           15.1        15.1            2.5         2.5
            Taxes on income.......................          118.8       125.0           26.0        30.7
            Fixed charges.........................           69.3       167.6           15.7        39.8
     Less:  Capitalized interest..................            3.2         3.2            0.6         0.6
            Undistributed earnings (losses) from
              less than 50% owned affiliates......           33.3        33.3            3.0         3.0
     Earnings available for fixed charges ........         $377.8      $470.0          $86.9      $118.4

     Ratio of earnings to fixed charges ..........           5.45        2.80           5.54        2.97
     Undistributed earnings (losses) from less
         than 50% owned affiliates:
       Equity in earnings (losses)................         $ 36.6      $ 36.6          $ 3.0      $  3.0
         Less:  Dividends paid ...................            3.3         3.3            0.0         0.0
       Undistributed earnings (losses) from
         less-than 50% owned affiliates...........         $ 33.3      $ 33.3          $ 3.0      $  3.0


     *     The pro  forma ratios of earnings to  fixed charges for the  year ended December 31,
           1994 and for the three months ended March 31, 1995 are based on the pro forma income statements filed in  Item 7 of Form 8K,  which this exhibit is filed  with.  The pro forma  ratio  presented  is  for informational  purposes  only  and it is not necessarily indicative  of what  would have  been, had  Ingersoll-Rand Company's  acquisition of
           Clark  Equipment  Company and  Clark  Equipment Company's  acquisition  of Blaw-Knox
           Construction Equipment Corporation and Club  Car, Inc. and Clark Equipment Company's
           disposition of VME Group N.V. been consummated at the beginning of the respective periods.
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